EXHIBIT 3.3

CERTIFICATE OF MERGER

MERGING

ANKER MERGER SUB, INC.

WITH AND INTO

ANKER COAL GROUP, INC.

(Pursuant to Section 251(c) of the Delaware General Corporation Law (the “DGCL”))

Anker Coal Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The name and state of incorporation of each of the constituent entities in the merger are as follows:

Name	State of Incorporation
Anker Coal Group, Inc.	Delaware
Anker Merger Sub, Inc.	Delaware

SECOND: A Business Combination Agreement, dated as of March 31, 2005, as amended (the “Merger Agreement”), providing for the merger of the constituent entities, has been approved, adopted, certified, executed and acknowledged by each of the Corporation and Anker Merger Sub, Inc. (the “Merger Sub”) in accordance with Sections 251(c) and 228(e) of the DGCL.

THIRD: The name of the surviving corporation is “Anker Coal Group, Inc.”

FOURTH: The surviving corporation’s Certificate of Incorporation shall be amended and restated in its entirety in the form attached hereto as Attachment A, and, as so amended, shall be the Restated Certificate of Incorporation of the surviving corporation.

FIFTH: The merger will be effective as of 11:58 p.m. on November 18, 2005.

SIXTH: The executed Merger Agreement is on file at the principal place of business of the surviving corporation, the address of which is 2708 Cranberry Square, Morgantown, West Virginia 26508-9285.

SEVENTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of the Corporation or the Merger Sub.

IN WITNESS WHEREOF, the Corporation, as the surviving corporation in the merger, has caused this Certificate of Merger to be signed by its authorized officer as of November 18, 2005.

ANKER COAL GROUP, INC.

By:	/s/ Peter J. Vuljanic
Name:	Peter J. Vuljanic
Title:	Vice President

ATTACHMENT A

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ANKER COAL GROUP, INC.

FIRST: The name of the corporation (the “Corporation”) is Anker Coal Group, Inc.

SECOND: The registered office and registered agent of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The principal place of business of the Company will be at such address or such other place as the Board of Directors of the Company (the “Board”) may from time to time determine.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 100. The par value of such shares is $0.01 per share. All such shares are of one class and are Common Stock.

FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional by-laws and may alter, amend or repeal any by-law whether adopted by them or otherwise. The Corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

NINTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

CERTIFICATE OF RENEWAL AND REVIVAL OF

CERTIFICATE OF INCORPORATION

OF

ANKER COAL GROUP, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) ANKER COAL GROUP, INC.

2. The corporation was organized under the provisions of the General Corporation Law of the State of Delaware. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware June 28, 1996.

3. The address, including the street, city, and county, of the registered office of the corporation in the State of Delaware and the name of the registered agent at such address are as follows: The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

4. The corporation hereby procures a renewal and revival of its certificate of incorporation, which became inoperative by law on March 1, 2005 for failure to file annual reports and non-payment of taxes payable to the State of Delaware.

5. The certificate of incorporation of the corporation, which provides for and will continue to provide for, perpetual duration, shall, upon the filing of this Certificate of Renewal and Revival of the Certificate of Incorporation in the Department of State of the State of Delaware, be renewed and revived and shall become fully operative on February 28, 2005.

6. This Certificate of Renewal and Revival of the Certificate of Incorporation is filed by authority of the duly elected directors as prescribed by Section 312 of the General Corporation Law of the State of Delaware.

Signed on March 28, 2005

/s/ Raymond J. McElhaney, President
Raymond J. McElhaney, President